Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
CLOSING OF THE MERGER WITH PRIME LOGISTICS CORPORATION AND RELATED FINANCING
CUDAHY, WI, August 31, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today announced it has closed the merger with Prime Logistics Corporation (“Prime”) and related financing. Originally announced on August 23, consideration for the acquisition was approximately $97.5 million, consisting of $94.5 million in cash and $3.0 million in stock. To finance the transaction, Roadrunner expanded its credit facility to $240 million.
Prime is a non-asset based provider of logistics and freight consolidation services. Prime leads its industry sector in providing value and service to its customers, which are predominately comprised of food producers who ship over 1.0 billion pounds of product to numerous retailers, distributors, and warehouses on an annual basis. Prime’s services are provided from state-of-the-art facilities comprising over 2.0 million square feet and include freight consolidation, inventory management, warehousing, order fulfillment, and related LTL and truckload services.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit: www.rrts.com
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com